Exhibit 10.15

[Company letterhead]

OFFER OF EMPLOYMENT:

ALY MUSANI - Private & Confidential

Employer: Triangle Petroleum Corporation/Elmworth Energy Corporation.

Position: Chief Financial Officer.

Reporting to: Mark Gustafson for Triangle and Ron Hietala for Elmworth.

Starting Date: Monday, November 14, 2005 or mutually acceptable date.

Annual review dates: November 30 - to be completed prior to December 25 and effective January 1 of each year.

Base salary: $120,000 US per annum.

Bonus structure: up to 67% of base salary (targets to be agreed upon prior to December 31).

Stock options: 200,000 at SEC mandated price for officers (likely current trading price), vesting 25% upfront and 25% every 6 months.

Benefits: implement a mid-level benefit plan for the Company with Officer Manager (secondary goals are to keep the plan simple to administer and tax effective).

Vacation: 4 weeks every year.

Termination notice from both parties: 1 month in year one, two months in year two and capped at three months in year three and onwards.

Business expenses: paid within 5 working days of month-end as approved by the President.

Confidentiality: terms of this proposal are private and confidential, no shopping is allowed.

This offer is open for acceptance until October 14, 2005.

On behalf of the board of directors of Triangle Petroleum Corporation and Elmworth Energy Corporation.

/s/ MARK GUSTAFSON	Acepted: /s/ ALY MUSANI
Mark Gustafson, President and CEO	Aly Musani